Exhibit 10.23
2008 TERMS AND CONDITIONS
FOR A NON-QUALIFIED STOCK OPTION GRANT (NQSO)
UNDER THE MEDCO HEALTH SOLUTIONS, INC. 2002 STOCK INCENTIVE PLAN
This is a summary of the terms applicable to the stock option specified on this document. Different terms may apply to any other grant under the Medco Health Solutions, Inc. 2002 Stock Incentive Plan.

Grant Type:	Nonqualified Stock Option (NQ)
Grant Code:	ANNL
Option Price:	TBD (closing price on grant date)
Grant Date:	February 22, 2008
Expiration Date:	February 21, 2018

Vesting Date	Portion that Vests
February 22, 2009	First 33.333%
February 22, 2010	Second 33.333%
February 22, 2011	Balance
I. GENERAL INFORMATION
This stock option becomes exercisable in equal installments (subject to rounding process) on the Vesting Dates indicated in the accompanying box. This stock option expires on its Expiration Date, which is the day before the tenth anniversary of the Grant Date. If your employment with Medco Health Solutions, Inc. (Company) ends for any reason, your right to exercise this stock option will be determined according to the terms in Section II.
II. TERMINATION OF EMPLOYMENT
A. General Rule. If your employment is terminated for any reason, the portion of this stock option that is unvested will expire on the date your employment ends. Except as specified in paragraphs B — F below, the portion of this stock option that is vested will expire 90 days after the date your employment ends, but in no event later than the original Expiration Date.
B. Retirement. If you retire from service with the Company (defined as 60 years of age with 15 years of service), the portion of this stock option that is vested will expire the day before the second anniversary of your termination of employment due to retirement, but in no event later than its original Expiration Date.
C. Disability. If your employment terminates as a result of your Disability, the portion of this stock option that is unvested shall vest as scheduled on the applicable Vesting Date. Whether already vested on the date of your termination or vested as a result of your termination, the portion of this stock option that is vested will expire the day before the second anniversary of your termination, but in no event later than its original Expiration Date.
D. Death. If you die, the portion of this stock option that is unvested shall vest as of your date of death. Whether already vested on the date of your death or vested as a result of your death, the portion of this stock option that is vested will expire the day before the second anniversary of your death, but in no event later than its original Expiration Date.
E. Separation. If your employment is terminated by the Company and the Company determines that such termination resulted from the elimination of your job, you will be considered “separated” and will be offered an agreement containing a general release of claims in a form acceptable to the Company. If the agreement becomes effective, the following will apply: the portion of this stock option that is unvested and that would vest on the Vesting Date immediately following your Separation (the “Next Installment”) shall vest as of your Separation. Whether already vested on the date of your termination or vested as a result of your termination, the portion of this stock option that is vested will expire the day before the six month anniversary of the date your employment with the Company ends, but in no event later than the original Expiration Date. If the agreement does not become effective, then you will be treated as terminated under paragraph A, above.
F. Misconduct. If your employment is terminated as a result of your deliberate, willful or gross misconduct, this stock option (whether vested or unvested) will expire immediately upon your receipt of notice of such termination.
G. Change in Control. If your employment is terminated by the Company Within Two Years of a Change in Control (as those terms are defined in the Plan), for any reason other than resignation or one of the reasons specified in paragraphs B-F above, this stock option, if unvested, will vest on the date of your termination. Whether already vested on the date of your termination or vested as a result of your termination, this stock option will expire on the Expiration Date.
III. ADJUSTMENTS
In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, rights offering, spin off, split off, split up or other event identified by the Board of Directors, the Board shall make such proportional adjustments as are necessary to preserve the benefits or potential benefits of the grant. Any such determination shall be final, binding and conclusive on all parties.
IV. RESTRICTIONS
If you violate any of the following Restrictions/Covenants, this stock option, if unexercised, will terminate immediately and be null and void. If all or any portion of this stock option is exercised during the 12 month period immediately prior to or after your termination of employment, you will be considered a constructive trustee of any value or income received as a result of such exercise and shall return such value or income promptly to the Company if you violate any aspect of the following Restrictions. The remedies set forth herein are not exclusive, but are in addition to any other remedies which may be available to the Company, including injunctive relief. These restrictions do not affect and are not affected by any other similar restriction that may apply or may in the future apply to you pursuant to any other plan, agreement or other arrangement.
A. Restrictions on Competitive Employment. During the Restricted Period (i.e., your employment, and a period of twelve (12) months following the termination of your employment), you will not (as an individual, principal, agent, employee, consultant, or otherwise), directly or indirectly in any territory in which the Company and/or any of its affiliates does business and/or markets its products and services, engage in activities competitive with, nor render services to any firm or business engaged or about to become engaged in the Business of the Company. The Business of the Company includes, but is not limited to, the following businesses: (i) the third party prescription drug claims processing business; (ii) the design, development or marketing of or consulting as to, prescription drug benefit plans; (iii) the provision of mail service pharmacy (including all those products and services that are presently or hereafter marketed by the Company, or that are in the development stage at the time of termination of your employment and are actually marketed by the Company and/or its affiliates thereafter); (iv) the reporting and/or sale of medical or prescription drug utilization data; (v) the pharmacy benefit management business, whether conducted through mail service, retail pharmacy networks, or by means of the internet or other types of electronic transmission; (vi) the organization and administration of retail pharmacy networks; (vii) the disease management business (e.g., population-based programs intended to identify those at risk and appropriate interventions, and measure outcomes); (viii) specialty pharmacy, which shall include, without limitation, the following: (a) pharmacy services or products for consumers with acute or chronic conditions that, generally, require injection or other non-oral methods of administration including, without limitation, drugs for transplants, that are provided at the consumer’s home or other alternate setting including, without limitation, a physician’s office; (b) programs for therapeutics that are time or temperature sensitive or need to be formulated or monitored carefully and are not generally dispensed through a retail or home delivery pharmacy; or (c) physician-administered prescription drugs including, without limitation, those drugs covered under a medical benefit; or (ix) any other business in which the Company and/or any of its affiliates is engaged at the time your employment terminates (hereinafter collectively, the “Business of the Company”). In addition, during the Restricted Period, you will not have an equity interest in any such firm or business other than as a 1% or less shareholder of a public corporation. The Restricted Period shall be extended by any period during which you are in violation of sections A or B of this paragraph IV.
B. Restrictions Against Solicitation and Inducement. During the Restricted Period you will not, directly or indirectly: (i) solicit or contact any Customer or Targeted Potential Customer of the Company and/or its affiliates upon whom you called or whom you solicited or with whom you became acquainted after commencement of your employment; (ii) induce or attempt to induce any employees, agents or other consultants of the Company and/or its affiliates to do anything from which you are restricted by reason of this Agreement; (iii) offer or aid others to offer employment to any employees, agents, or consultants of the Company and/or its affiliates; or (iv) provide services to any Customer or otherwise interfere with or disrupt any contractual or potential contractual relationship between any Customer and the Company and/or its affiliates.
C. Covenant Against Use and Disclosure. You recognize that in connection with your employment, you may learn of, and/or it may be desirable or necessary for the Company to disclose to you confidential information (“Confidential Information”). You understand that Confidential Information is valuable and proprietary to the Company (or to third parties that have entrusted the Confidential Information to the Company). You agree that, except as required by your employment with the Company, you will not during your employment or at any time thereafter, directly or indirectly, use, publish, communicate, describe, disseminate, or otherwise disclose Confidential Information to any person or entity without the express prior written consent of the Company, nor will you engage in any activities that would require that you use, disclose or rely upon Confidential Information, including, but not limited to, activities involving negotiation or preparation for negotiation between pharmacy benefit management companies and either their Customers or pharmaceutical manufacturers. The term Confidential Information shall include, but shall not be limited to: (a) Customer lists, lists of Targeted Potential Customers (i.e., any person or entity the Company has solicited or taken steps in preparation for solicitation within 12 months before the termination of your employment) and details of agreements with Customers; (b) acquisition, expansion, marketing, financial and other business information and plans of the Company; (c) research and development; (d) data concerning usage of prescription drugs and any other data compiled by the Company; (e) computer programs; (f) sources of supply; (g) identity of specialized consultants and contractors and Confidential Information developed by them for the Company; (h) purchasing, operating and other cost data; (i) special Customer needs, cost and pricing data; (j) employee information (including, but not limited to, personnel, payroll, compensation and benefit data and plans); and (k) patient records and data. Confidential Information shall include all such information recorded in manuals, memoranda, projections, minutes, plans, drawings, designs, formula books, specifications, computer programs and records, whether or not legended or otherwise identified by the Company as Confidential Information, as well as such information that is the subject of meetings and discussions and not recorded. Confidential Information shall not include such information that is generally available to the public (other than as a result of a disclosure by you or others in violation of law or agreement). “Customers” as used herein shall mean any entity to which the Company provides services, and any person or entity which represents the recipients of those services in the sales process.
This stock option is subject to the provisions of the 2002 Stock Incentive Plan and the Rules and Regulations thereunder established by the Board of Directors of Medco Health Solutions, Inc. or its Compensation Committee as in effect on the Grant Date. By accepting this Award, the grantee specifically acknowledges that he/she may become subject to certain share ownership guidelines developed by the Board of Directors that may restrict the grantee’s ability to sell shares acquired under the Plan and the grantee agrees to comply with such requirements as they may be in effect from time to time. The grantee specifically acknowledges that such guidelines may apply to previously granted Incentives.